Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Tech and Energy Transition Corporation (the “Company”) on Form S-1 of our report dated January 25, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of Tech and Energy Transition Corporation as of March 31, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

February 23, 2021